Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2010 Financial Results

NASSAU, THE BAHAMAS, July 28, 2010 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2010. The quarter and six months ended June 30, 2010 results and statistics below include the results of operations and locations of Bliss World Holdings, Inc. which was acquired on December 31, 2009.

Steiner Leisure's revenues for the second quarter ended June 30, 2010 increased 28.4% to $151.0 million from $117.6 million during the comparable quarter in 2009. Net income for the second quarter, was $10.0 million compared with $8.3 million for the same quarter in 2009. In the second quarter of 2009, Cost of products was negatively impacted by a $4.1 million foreign exchange loss resulting from the weakening of the U.S. Dollar against the U.K. Pound Sterling relating to intercompany inventory purchases which was partially offset by a $1.9 million foreign exchange gain in Administrative expenses resulting from the weakening of the U.S. Dollar against the U.K. Pound Sterling and Euro currencies we were holding.

Earnings per share for the second quarter ended June 30, 2010 was $0.66 per share, compared with $0.56 per share for the comparable quarter in 2009. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2010 increased 26.5% to $297.0 million from $234.8 million during the comparable six months in 2009. Net income for the six months ended June 30, 2010 was $19.6 million compared with $16.3 million for the same six months in 2009. These 2009 results also include the net foreign exchange loss discussed above.

Earnings per share for the six months ended June 30, 2010 was $1.30 per share compared with $1.10 per share for the comparable six months in 2009. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include shipboard and land-based spas and salons. We provide our services on 131 cruise ships and 69 land-based spas. Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands. In addition, a total of 27 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Westin Hotels and Resorts. Our award-winning Elemis, Bliss and Remede brands are used and sold in our cruise ship and/or land-based spas and are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 29, 2010. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 29, 2010 (approximately 3 hours after the call takes place) until Thursday, August 5, 2010 at approximately 5:00 pm. You may reach it by dialing (203) 369-0218 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Services	$99,066	$82,769	$196,897	$166,107
Products	51,930	34,857	100,070	68,666
Total revenues	150,996	117,626	296,967	234,773

Cost of Sales:
Cost of services	81,448	67,191	161,008	134,674
Cost of products	35,200	28,754	66,319	53,783
Total cost of sales	116,648	95,945	227,327	188,457
Gross profit	34,348	21,681	69,640	46,316

Operating Expenses:
Administrative	8,726	3,770	18,856	10,081
Salary and payroll taxes	13,386	8,719	26,563	18,335
Total operating expenses	22,112	12,489	45,419	28,416
Income from operations	12,236	9,192	24,221	17,900

Other Income (Expense):
Interest expense	(786)	(30)	(1,691)	(68)
Other income	76	43	107	157
Total other income (expense)	(710)	13	(1,584)	89

Income before provision for income taxes	11,526	9,205	22,637	17,989

Provision for income taxes	1,566	876	3,020	1,717

Net income	$9,960	$8,329	$19,617	$16,272

Income per share:
Basic	$0.67	$0.57	$1.32	$1.12
Diluted(1)	$0.66	$0.56	$1.30	$1.10

Weighted average shares outstanding:
Basic	14,838	14,566	14,795	14,541
Diluted	15,133	14,727	15,076	14,659

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $94,000 and $199,000 for the three and six months ended June 30, 2009, respectively. In July 2009, the Company entered into a transaction with the holders of these stock options in which those stock options were exchanged for restricted share units of the Company.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Average number of ships served[1]:	126	122	125	124
Spa	103	97	103	97
Non-Spa	23	25	22	27

Average total number of staff on ships served:	2,206	2,054	2,153	2,070
Spa	2,019	1,860	1,972	1,866
Non-Spa	187	194	181	204

Revenue per staff per day[2]:	$416	$404	$419	$398
Spa	$429	$420	$431	$414
Non-Spa	$280	$258	$281	$247

Average weekly revenues:	$50,895	$47,443	$50,605	$46,433
Spa	$58,664	$56,140	$58,167	$55,781
Non-Spa	$15,985	$13,933	$15,954	$13,020

Average number of land-based spas served [3]	67	50	67	50

Average weekly land-based spas revenues	$27,530	$21,886	$28,469	$22,797

Total schools revenues	$16,128,000	$14,216,000	$33,083,000	$28,921,000

Total wholesale and retail product revenues	$27,203,000	$13,592,000	$51,483,000	$27,360,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated, includes fifteen Bliss spas acquired on December 31, 2009, and reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.